Exhibit 5.1

Akerman LLP Las Olas Centre II, Suite 1600 350 East Las Olas Boulevard Fort Lauderdale, FL 33301-2999 T: 954 463 2700

June 24, 2019

Xenetic Biosciences, Inc.

40 Speen Street, Suite 102

Framingham, Massachusetts 01701

Re: Xenetic Biosciences, Inc., Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel for Xenetic Biosciences, Inc., a Nevada corporation (the “Company”), in connection with the filing by the Company of a Registration Statement (No. 333-231508) on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission, including a related prospectus filed with the Registration Statement (the “Prospectus”), covering a public offering of (i) up to an aggregate of $17.5 million of shares (the “Shares”) of common stock of the Company (the “Common Stock”) and pre-funded warrants (the “Pre-Funded Warrants”) to purchase shares of Common Stock (the “Pre-Funded Warrant Shares”) and (ii) warrants (the “Purchase Warrants” and collectively with the Pre-Funded Warrants, the “Warrants”) to purchase up to $17.5 million of shares of Common Stock (the “Purchase Warrant Shares,” and collectively with the Pre-Funded Warrant Shares, the “Warrant Shares”). This opinion relates to the Warrants.  The Warrants are to be sold by the Company as described in the Registration Statement and the Prospectus.

We, as your counsel, have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion. In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.

In rendering this opinion we have assumed that prior to the issuance of the Warrants (i) the Registration Statement, as then amended, will have become effective under the Securities Act of 1933, as amended (the “Securities Act”), and (ii) the Board of Directors of the Company or a pricing committee thereof will have taken action to set the sale price of the Warrants and the exercise price of the Warrants.

As to matters of fact material to this opinion, we have relied to the extent we deemed reasonably appropriate upon representations or certificates of officers or directors of the Company, without independently verifying the accuracy of such documents, records and instruments.

With regard to our opinion regarding the Warrants, we express no opinion to the extent that, notwithstanding its current reservation of shares of Common Stock, future issuances of securities, including the Warrant Shares, of the Company and/or antidilution adjustments to outstanding securities, including the Warrants, of the Company cause the Warrants to be exercisable for more shares of Common Stock than the number that then remain authorized but unissued.

Xenetic Biosciences, Inc.

June 24, 2019

With regard to our opinion concerning the Warrants constituting valid and binding obligations of the Company:

(i)               Our opinion is subject to, and may be limited by, (a) applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance, debtor and creditor, and similar laws which relate to or affect creditors’ rights generally, and (b) general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing) regardless of whether considered in a proceeding in equity or at law.

(ii)             Our opinion is subject to the qualification that the availability of specific performance, an injunction or other equitable remedies is subject to the discretion of the court before which the request is brought.

(iii)            We express no opinion as to any provision of the Warrants that: (a) provides for liquidated damages, buy-in damages, monetary penalties, prepayment or make-whole payments or other economic remedies to the extent such provisions may constitute unlawful penalties, (b) relates to advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitations, trial by jury, or procedural rights, (c) restricts non-written modifications and waivers, (d) provides for the payment of legal and other professional fees where such payment is contrary to law or public policy, (e) relates to exclusivity, election or accumulation of rights or remedies, (f) authorizes or validates conclusive or discretionary determinations, or (g) provides that provisions of the Warrants are severable to the extent an essential part of the agreed exchange is determined to be invalid and unenforceable.

(iv)            We express no opinion as to whether a state court outside of the State of New York or a federal court of the United States would give effect to the choice of New York law or jurisdiction provided for in the Warrants.

Our opinion herein is expressed solely with respect to the corporate laws of the State of New York. Our opinion is based on these laws as in effect on the date hereof. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation. Further, we have assumed the Exercise Price (as defined in the Warrants) will not be adjusted to an amount below the par value per share of the Common Stock.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that provided the Warrants have been validly issued, duly executed, and delivered by the Company to the purchasers thereof against payment therefor, the Warrants, when issued and sold as contemplated in the Registration Statement and the Prospectus will be valid and legally binding obligations of the Company.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and further consent to the reference to our name under the caption “Legal Matters” in the Prospectus, which is a part of the Registration Statement. In giving this consent, we believe and do not hereby admit that we are “experts” within the meaning of such term as used in Section 11 of the Securities Act or the rules and regulations promulgated thereunder by the Commission with respect to any part of the Registration Statement or related Prospectus, nor do we admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

Very truly yours,

/s/ AKERMAN LLP